EXHIBIT 2

COLLIERS INTERNATIONAL

GROUP INC.

CONSOLIDATED FINANCIAL STATEMENTS

Year ended

December 31, 2016

COLLIERS INTERNATIONAL GROUP INC.

MANAGEMENT’S REPORT

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The accompanying consolidated financial statements and management discussion and analysis (“MD&A”) of Colliers International Group Inc. (“Colliers” or the “Company”) and all information in this annual report are the responsibility of management and have been approved by the Board of Directors.

The consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America using the best estimates and judgments of management, where appropriate. The most significant of these accounting principles are set out in Note 2 to the consolidated financial statements. Management has prepared the financial information presented elsewhere in this annual report and has ensured that it is consistent with the consolidated financial statements.

The MD&A has been prepared in accordance with National Instrument 51-102 of the Canadian Securities Administrators, taking into consideration other relevant guidance, including Regulation S-K of the US Securities and Exchange Commission.

The Board of Directors of the Company has an Audit & Risk Committee consisting of four independent directors. The Audit & Risk Committee meets regularly to review with management and the independent auditors any significant accounting, internal control, auditing and financial reporting matters.

These consolidated financial statements have been audited by PricewaterhouseCoopers LLP, which have been appointed as the independent registered public accounting firm of the Company by the shareholders. Their report outlines the scope of their examination and opinion on the consolidated financial statements. As auditors, PricewaterhouseCoopers LLP have full and independent access to the Audit & Risk Committee to discuss their findings.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management is responsible for establishing and maintaining adequate internal control over financial reporting for the Company. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of its effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management has excluded ten individually insignificant entities acquired by the Company during the last fiscal period from its assessment of internal control over financial reporting as at December 31, 2016. The total assets and total revenues of the ten majority-owned entities represent 2.2% and 3.8%, respectively, of the related consolidated financial statement amounts as at and for the year ended December 31, 2016.

Management has assessed the effectiveness of the Company’s internal control over financial reporting as at December 31, 2016, based on the criteria set forth in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, management has concluded that, as at December 31, 2016, the Company’s internal control over financial reporting was effective.

The effectiveness of the Company's internal control over financial reporting as at December 31, 2016, has been audited by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm as stated in their report which appears herein.

/s/ Jay S. Hennick Chairman and Chief Executive Officer	/s/ John B. Friedrichsen Chief Financial Officer

February 23, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders of Colliers International Group Inc.

We have audited the accompanying consolidated balance sheets of Colliers International Group Inc. and its subsidiaries as of December 31, 2016 and December 31, 2015 and the related consolidated statements of earnings, consolidated statements of comprehensive earnings (loss), consolidated statements of shareholders’ equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2016. We also have audited Colliers International Group Inc.’s and its subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company’s internal control over financial reporting based on our integrated audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management’s Report on Internal Control over Financial Reporting, management has excluded ten entities from its assessment of internal control over financial reporting as of December 31, 2016 because these entities were acquired by the Company in purchase business combinations during 2016. We have also excluded these entities acquired from our audit of internal control over financial reporting. Total assets and total revenues of these majority-owned entities represent 2.2% and 3.8%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2016.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Colliers International Group Inc. and its subsidiaries as of December 31, 2016 and December 31, 2015 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2016 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, Colliers International Group Inc. and its subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control - Integrated Framework (2013) issued by COSO.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Ontario

February 23, 2017

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(in thousands of US dollars, except per share amounts)

Years ended December 31	2016	2015	2014

Revenues	$1,896,724	$1,721,986	$1,582,271

Cost of revenues (exclusive of depreciation and amortization shown below)	1,179,773	1,044,434	947,130
Selling, general and administrative expenses	522,295	502,480	509,849
Depreciation	23,631	21,611	20,484
Amortization of intangible assets	21,293	17,013	15,549
Acquisition-related items (note 5)	3,559	6,599	11,103
Spin-off stock-based compensation costs (note 15)	-	35,400	-
Spin-off transaction costs	-	14,065	-
Operating earnings	146,173	80,384	78,156

Interest expense, net	9,190	9,039	7,304
Other income, net (note 6)	(2,417)	(1,122)	(1,262)
Earnings before income tax	139,400	72,467	72,114
Income tax (note 16)	47,829	32,552	18,205
Net earnings from continuing operations	91,571	39,915	53,909

Net earnings from discontinued operations, net of income tax (note 4)	-	1,104	23,807
Net earnings	91,571	41,019	77,716

Non-controlling interest share of earnings	20,085	21,509	25,096
Non-controlling interest redemption increment (note 13)	3,521	(3,837)	9,304

Net earnings attributable to Company	$67,965	$23,347	$43,316

Net earnings per common share (note 18)
Basic
Continuing operations	$1.76	$0.60	$0.54
Discontinued operations	-	0.03	0.66
	$1.76	$0.63	$1.20

Diluted
Continuing operations	$1.75	$0.59	$0.54
Discontinued operations	-	0.03	0.65
	$1.75	$0.62	$1.19

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS (LOSS)

(in thousands of US dollars)

Years ended December 31	2016	2015	2014

Net earnings	$91,571	$41,019	$77,716

Foreign currency translation loss	(4,337)	(39,495)	(51,648)
Pension liability adjustments, net of tax	(1,690)	-	-
Comprehensive earnings	85,544	1,524	26,068

Less: Comprehensive earnings attributable to non-controlling shareholders	25,283	27,859	23,396

Comprehensive earnings (loss) attributable to Company	$60,261	$(26,335)	$2,672

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars)

As at December 31	2016	2015
Assets
Current assets
Cash and cash equivalents	$113,148	$116,150
Accounts receivable, net of allowance of $23,431 (December 31, 2015 - $20,738)	311,020	298,466
Unbilled revenues	36,588	19,907
Income tax recoverable	8,482	13,985
Prepaid expenses and other current assets	37,084	31,864
Deferred income tax, net (note 16)	18,314	15,607
	524,636	495,979

Other receivables	10,203	3,922
Other assets (note 7)	38,657	19,287
Fixed assets (note 8)	65,274	62,553
Deferred income tax, net (note 16)	68,446	84,038
Intangible assets (note 9)	139,557	120,962
Goodwill (note 10)	348,006	305,680
	670,143	596,442
	$1,194,779	$1,092,421

Liabilities and shareholders' equity
Current liabilities
Accounts payable	$83,617	$77,464
Accrued liabilities (note 11)	399,759	377,779
Income tax payable	15,940	14,388
Unearned revenues	4,066	4,607
Long-term debt - current (note 12)	1,961	3,200
Contingent acquisition consideration - current (note 20)	4,884	1,552
Deferred income tax, net (note 16)	376	151
	510,603	479,141

Long-term debt - non-current (note 12)	260,537	257,747
Contingent acquisition consideration (note 20)	27,382	27,567
Deferred rent	21,241	17,244
Other liabilities	8,986	3,223
Deferred income tax, net (note 16)	18,714	18,414
	336,860	324,195
Redeemable non-controlling interests (note 13)	134,803	139,592

Shareholders' equity
Common shares (note 14)	399,774	396,066
Contributed surplus	51,540	47,603
Deficit	(174,311)	(238,411)
Accumulated other comprehensive loss	(71,273)	(63,569)
Total Company shareholders' equity	205,730	141,689

Non-controlling interests	6,783	7,804
Total shareholders' equity	212,513	149,493
	$1,194,779	$1,092,421

Commitments and contingencies (notes 14, 21 and 25)

The accompanying notes are an integral part of these consolidated financial statements.

On behalf of the Board of Directors,

/s/Peter F. Cohen	/s/Jay S. Hennick
Director	Director

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(in thousands of US dollars, except share information)

	Common shares				Accumulated
	Issued and				other	Non-	Total
	outstanding		Contributed		comprehensive	controlling	shareholders'
	shares	Amount	surplus	Deficit	earnings (loss)	interests	equity

Balance, December 31, 2013	35,801,732	$300,765	$37,510	$(123,111)	$26,757	$7,128	$249,049

Net earnings	-	-	-	77,716	-	-	77,716
Other comprehensive loss	-	-	-	-	(51,648)	-	(51,648)
Other comprehensive earnings attributable to NCI	-	-	-	-	11,004	(749)	10,255
NCI share of earnings	-	-	-	(25,096)	-	5,661	(19,435)
NCI redemption increment	-	-	-	(9,304)	-	-	(9,304)
Distributions to NCI	-	-	-	-	-	(4,535)	(4,535)
Acquisitions of businesses, net	-	-	-	-	-	507	507

Subsidiaries’ equity transactions	-	-	4,448	-	-	-	4,448

Subordinate Voting Shares:
Stock option expense	-	-	4,077	-	-	-	4,077
Stock options exercised	558,150	14,419	(3,701)	-	-	-	10,718
Tax benefit on options exercised	-	-	4,597	-	-	-	4,597
Dividends	-	-	-	(14,362)	-	-	(14,362)
Purchased for cancellation	(552,927)	(4,783)	-	(24,085)	-	-	(28,868)

Balance, December 31, 2014	35,806,955	310,401	46,931	(118,242)	(13,887)	8,012	233,215

Net earnings	-	-	-	41,019	-	-	41,019
Other comprehensive loss	-	-	-	-	(39,495)	-	(39,495)
Other comprehensive loss attributable to NCI	-	-	-	-	(10,187)	(1,077)	(11,264)
NCI share of earnings	-	-	-	(21,509)	-	4,128	(17,381)
NCI redemption increment	-	-	-	3,837	-	-	3,837
Distributions to NCI	-	-	-	-	-	(3,292)	(3,292)
Acquisitions of businesses, net	-	-	-	-	-	33	33

Spin-off distribution (note 4)	-	-	-	(138,396)	-	-	(138,396)
Subsidiaries’ equity transactions	-	-	863	-	-	-	863

Subordinate Voting Shares:
Issued on exchange for NCI (note 15)	1,997,956	66,692	-	-	-	-	66,692
Stock option expense	-	-	4,253	-	-	-	4,253
Stock options exercised	699,400	18,973	(4,444)	-	-	-	14,529
Dividends	-	-	-	(5,120)	-	-	(5,120)
Balance, December 31, 2015	38,504,311	$396,066	$47,603	$(238,411)	$(63,569)	$7,804	$149,493

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(in thousands of US dollars, except share information)

	Common shares				Accumulated
	Issued and				other	Non-	Total
	outstanding		Contributed		comprehensive	controlling	shareholders'
	shares	Amount	surplus	Deficit	earnings (loss)	interests	equity

Balance, December 31, 2015	38,504,311	$396,066	$47,603	$(238,411)	$(63,569)	$7,804	$149,493

Net earnings	-	-	-	91,571	-	-	91,571
Pension liability adjustment, net of tax	-	-	-	-	(1,690)	-	(1,690)
Foreign currency translation loss	-	-	-	-	(4,337)	-	(4,337)
Other comprehensive loss attributable to NCI	-	-	-	-	(1,677)	(331)	(2,008)
NCI share of earnings	-	-	-	(20,085)	-	4,142	(15,943)
NCI redemption increment	-	-	-	(3,521)	-	-	(3,521)
Distributions to NCI	-	-	-	-	-	(4,643)	(4,643)
Acquisition of businesses, net	-	-	-	-	-	(189)	(189)

Subsidiaries’ equity transactions	-	-	1,507	-	-	-	1,507

Subordinate Voting Shares:
Stock option expense	-	-	3,279	-	-	-	3,279
Stock options exercised	144,150	3,708	(849)	-	-	-	2,859
Dividends	-	-	-	(3,865)	-	-	(3,865)
Balance, December 31, 2016	38,648,461	$399,774	$51,540	$(174,311)	$(71,273)	$6,783	$212,513

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

Years ended December 31	2016	2015	2014

Cash provided by (used in)

Operating activities
Net earnings from continuing operations	$91,571	$39,915	$53,909

Items not affecting cash:
Depreciation and amortization	44,924	38,624	36,033
Spin-off stock-based compensation	-	35,400	-
Deferred income tax	9,998	2,752	1,488
Earnings from equity method investments	(894)	(729)	(589)
Stock option expense	3,279	4,253	2,358
Other	12,495	2,983	(1,226)
Incremental tax benefit on stock options exercised	-	-	(4,597)

Net changes from operating assets / liabilities
Accounts receivable	(16,737)	(5,574)	(25,285)
Unbilled revenues	(16,479)	(12,738)	(3,487)
Prepaid expenses and other current assets	3,010	(5,880)	(1,377)
Accounts payable	6,228	(7,868)	19,539
Accrued liabilities	16,508	41,376	48,512
Income tax payable	419	4,785	(4,095)
Unearned revenues	(945)	(2,570)	2,884
Other liabilities	3,476	(6,634)	(1,557)
Contingent acquisition consideration paid	(591)	(1,421)	(19,785)
Discontinued operations	-	30,564	56,343
Net cash provided by operating activities	156,262	157,238	159,068

Investing activities
Acquisitions of businesses, net of cash acquired (note 3)	(82,073)	(44,108)	(91,559)
Disposal of business, net of cash disposed (note 4)	-	-	8,373
Purchases of fixed assets	(25,046)	(22,515)	(30,067)
Advisor loans issued	(26,059)	(7,239)	(8,239)
Other investing activities	(511)	(680)	5,221
Discontinued operations	-	(10,871)	(39,906)
Net cash used in investing activities	(133,689)	(85,413)	(156,177)

Financing activities
Increase in long-term debt	218,056	644,963	307,715
Repayment of long-term debt	(201,103)	(707,284)	(193,033)
Purchases of subsidiary shares from NCI	(14,074)	(9,039)	(36,025)
Sale of interests in subsidiaries to non-controlling interests	800	2,134	424
Contingent acquisition consideration	(1,427)	(4,662)	(5,750)
Proceeds received on exercise of stock options	2,859	14,529	10,718
Incremental tax benefit on stock options exercised	-	-	4,597
Dividends paid to common shareholders	(3,471)	(7,178)	(14,361)
Distributions paid to non-controlling interests	(16,495)	(19,065)	(25,956)
Repurchases of Subordinate Voting Shares	-	-	(28,868)
Financing fees paid	-	(3,029)	(358)
Net cash (used in) provided by financing activities	(14,855)	(88,631)	19,103
Effect of exchange rate changes on cash	(10,720)	(23,837)	(7,905)

(Decrease) increase in cash and cash equivalents	(3,002)	(40,643)	14,089

Cash and cash equivalents, beginning of year	116,150	156,793	142,704
Cash and cash equivalents, end of year	$113,148	$116,150	$156,793

The accompanying notes are an integral part of these consolidated financial statements.

COLLIERS INTERNATIONAL GROUP INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US dollars, except share and per share amounts)

1.	Description of the business

Colliers International Group Inc. (“Colliers” or the “Company”) provides commercial real estate services to corporate and institutional clients in 32 countries around the world (66 countries including affiliates and franchisees). Colliers’ primary services are outsourcing and advisory services, lease brokerage, and sales brokerage. Operationally, Colliers is organized into three geographic regions – Americas; Europe, Middle East and Africa (“EMEA”); and Asia Pacific.

On June 1, 2015, “old” FirstService Corporation (“Old FSV”) completed a plan of arrangement (the “Spin-off) which separated Old FSV into two independent public companies – Colliers and “new” FirstService Corporation (“FirstService”). Under the Spin-off, Old FSV shareholders received one Colliers share and one FirstService share of the same class as each Old FSV share previously held.

The historical operations of FirstService have been reclassified as discontinued operations (see note 4).

2.	Summary of significant accounting policies

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. The most significant estimates are related to the recoverability of deferred income tax assets, timing of revenue recognition, recoverability of goodwill and intangible assets, determination of fair values of assets acquired and liabilities assumed in business combinations, estimated fair value of contingent consideration related to acquisitions, quantification of uncertain tax positions and the collectability of accounts receivable. Actual results could be materially different from these estimates.

During the quarter ended June 30, 2015, a revenue transaction initially recorded in the fourth quarter of 2014 was reversed as it was determined through subsequent events in 2015 that the revenue was not realized. The impact of this immaterial out of period adjustment was a reduction in revenue of $5,040, a reduction in net earnings of $635 and a reduction in diluted earnings per share from continuing operations of $0.02.

Significant accounting policies are summarized as follows:

Basis of consolidation

The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and those variable interest entities where the Company is the primary beneficiary. Where the Company does not have a controlling interest but has the ability to exert significant influence, the equity method is used. Inter-company transactions and accounts are eliminated on consolidation.

Cash and cash equivalents

Cash equivalents consist of short-term interest-bearing securities, which are readily convertible into cash and have original maturities at the date of purchase of three months or less.

Unbilled revenues

Unbilled revenues relate to real estate project management and workplace solutions engagements in process and are accounted for using the percentage of completion method.

Fixed assets

Fixed assets are carried at cost less accumulated depreciation. The costs of additions and improvements are capitalized, while maintenance and repairs are expensed as incurred. Fixed assets are reviewed for impairment whenever events or circumstances indicate that the carrying value of an asset group may not be recoverable. An impairment loss is recorded to the extent the carrying amount exceeds the estimated fair value of an asset group. Fixed assets are depreciated over their estimated useful lives as follows:

Buildings	20 to 40 years straight-line
Vehicles	3 to 5 years straight-line
Furniture and equipment	3 to 10 years straight-line
Computer equipment and software	3 to 5 years straight-line
Leasehold improvements	term of the lease to a maximum of 10 years

Investments in securities

The Company classifies investments in securities under the caption “other assets”. Investments in equity securities are accounted for using the equity method or cost method. The equity method is utilized where the Company has the ability to exercise significant influence on the investee. Realized gains or losses and equity earnings or losses are recorded in other (income) expense. Equity securities, including marketable equity securities as well as those accounted for under the equity method and cost method, are regularly reviewed for impairment based on both quantitative and qualitative criteria that include the extent to which cost exceeds fair value and the duration of the market decline, the Company’s intent and ability to hold until forecasted recovery, and the financial health and near term prospects for the issuer. Other-than-temporary impairment losses on equity securities are recorded in earnings.

Financial instruments and derivatives

Derivative financial instruments are recorded on the consolidated balance sheets as other assets or other liabilities and carried at fair value. From time to time, the Company may use interest rate swaps to hedge a portion of its interest rate exposure on long-term debt. Hedge accounting is applied and swaps are carried at fair value on the consolidated balance sheets, with gains or losses recognized in interest expense. The carrying value of the hedged item is adjusted for changes in fair value attributable to the hedged interest rate risk; the associated gain or loss is recognized currently in earnings. If swaps are terminated and the underlying item is not, the resulting gain or loss is deferred and recognized over the remaining life of the underlying item using the effective interest method.

Fair value

The Company uses the fair value measurements framework for financial assets and liabilities and for non-financial assets and liabilities that are recognized or disclosed at fair value on a non-recurring basis. The framework defines fair value, gives guidance for measurement and disclosure, and establishes a three-level hierarchy for observable and unobservable inputs used to measure fair value. An asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement. The three levels are as follows:

Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2 – Observable market-based inputs other than quoted prices in active markets for identical assets or liabilities

Level 3 – Unobservable inputs for which there is little or no market data, which requires the Company to develop its own assumptions

Financing fees

Financing fees related to the revolving credit facility are deferred and amortized to interest expense using the effective interest method.

Goodwill and intangible assets

Goodwill represents the excess of purchase price over the fair value of assets acquired and liabilities assumed in a business combination and is not subject to amortization.

Intangible assets are recorded at fair value on the date they are acquired. Indefinite life intangible assets are not subject to amortization. Where lives are finite, they are amortized over their estimated useful lives as follows:

Customer lists and relationships	straight-line over 4 to 20 years
Trademarks and trade names	straight-line over 2 to 10 years
Management contracts and other	straight-line over life of contract ranging from 2 to 10 years
Brokerage backlog	as underlying brokerage transactions are completed

The Company reviews the carrying value of finite life intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset group, an impairment loss is recognized. Measurement of the impairment loss is based on the excess of the carrying amount of the asset group over the fair value calculated using discounted expected future cash flows.

Goodwill and indefinite life intangible assets are tested for impairment annually, on August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired, in which case the carrying amount of the asset is written down to fair value.

Impairment of goodwill is tested at the reporting unit level. The Company has three reporting units determined with reference to geography. Impairment is tested by first assessing qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. Where it is determined to be more likely than not that its fair value is greater than its carrying amount, then no further testing is required. Where the qualitative analysis is not sufficient to support that the fair value exceeds the carrying amount then a two-step goodwill impairment test is performed. In the first step, the reporting unit’s carrying amount, including goodwill, is compared to the estimated fair value of the reporting unit. The fair values of the reporting units are estimated using a discounted cash flow approach. The fair value measurement is classified within Level 3 of the fair value hierarchy. If the carrying amount of the reporting unit exceeds its fair value, then a second step is performed to measure the amount of impairment loss, if any. Certain assumptions are used to determine the fair value of the reporting units, the most sensitive of which are estimated future cash flows and the discount rate applied to future cash flows. Changes in these assumptions could result in a materially different fair value.

Impairment of indefinite life intangible assets is tested by comparing the carrying amount to the estimated fair value on an individual intangible asset basis.

Redeemable non-controlling interests

Redeemable non-controlling interests (“RNCI”) are recorded at the greater of (i) the redemption amount or (ii) the amount initially recorded as RNCI at the date of inception of the minority equity position. This amount is recorded in the “mezzanine” section of the balance sheet, outside of shareholders’ equity. Changes in the RNCI amount are recognized immediately as they occur.

Revenue recognition and unearned revenues

(a) Real estate brokerage operations

Commission revenues from real estate leasing transactions are recognized once performance obligations under the commission arrangement are satisfied. Terms and conditions of a commission arrangement may include execution of the lease agreement and satisfaction of future contingencies such as tenant occupancy. In most cases, a portion of the commission is earned upon execution of the lease agreement, with the remaining portion contingent on a future event, typically tenant occupancy; revenue recognition for the remaining portion is deferred until all contingencies are satisfied.

Commission revenues from sales brokerage transactions are recognized at the time the service has been provided and the commission becomes legally due, except when future contingencies exist. In most cases, close of escrow or transfer of title is a future contingency, and accordingly, revenue recognition is deferred until this contingency is satisfied.

(b) Service operations other than real estate brokerage operations

Revenues are recognized at the time the service is rendered. Certain services including but not limited to real estate project management and workplace solutions engagements in process, are recognized on the percentage of completion method, in the ratio of actual costs to total estimated contract costs. In cases where anticipated costs to complete a project exceed the revenue to be recognized, a provision for the additional estimated losses is recorded in the period when the loss becomes apparent. Amounts received from customers in advance of services being provided are recorded as unearned revenues when received.

Stock-based compensation

For equity classified awards, compensation cost is measured at the grant date based on the estimated fair value of the award. The related stock option compensation expense is allocated using the graded attribution method.

Foreign currency translation

Assets, liabilities and operations of foreign subsidiaries are recorded based on the functional currency of each entity. For certain foreign operations, the functional currency is the local currency, in which case the assets, liabilities and operations are translated at current exchange rates from the local currency to the reporting currency, the US dollar. The resulting unrealized gains or losses are reported as a component of accumulated other comprehensive earnings. Realized and unrealized foreign currency gains or losses related to any foreign dollar denominated monetary assets and liabilities are included in net earnings.

Income tax

Income tax has been provided using the asset and liability method whereby deferred income tax assets and liabilities are recognized for the expected future income tax consequences of events that have been recognized in the consolidated financial statements or income tax returns. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to reverse, be recovered or settled. The effect on deferred income tax assets and liabilities of a change in income tax rates is recognized in earnings in the period in which the change occurs. A valuation allowance is recorded unless it is more likely than not that realization of a deferred income tax asset will occur based on available evidence.

The Company recognizes uncertainty in tax positions taken or expected to be taken in a tax return by recording a liability for unrecognized tax benefits on its balance sheet. Uncertainties are quantified by applying a prescribed recognition threshold and measurement attribute.

The Company classifies interest and penalties associated with income tax positions in income tax expense.

Business combinations

All business combinations are accounted for using the purchase method of accounting. Transaction costs are expensed as incurred.

The fair value of the contingent consideration is classified as a financial liability and is recorded on the balance sheet at the acquisition date and is re-measured at fair value at the end of each period until the end of the contingency period, with fair value adjustments recognized in earnings. However, if the contingent consideration includes an element of compensation to the vendors (i.e. it is tied to continuing employment or it is not linked to the business valuation), then the portion of contingent consideration related to such element is treated as compensation expense over the expected employment period.

3.	Acquisitions

2016 acquisitions:

The Company acquired controlling interests in ten businesses, six operating in the Americas (Central Florida, Northeast Florida, New York, Quebec, Western Michigan and Long Island (New York)) and four operating in EMEA (United Kingdom, Netherlands and France). These acquisitions were accounted for by the purchase method of accounting for business combinations and accordingly, the consolidated statements of earnings do not include any revenues or expenses related to these acquisitions prior to their closing dates.

Details of these acquisitions are as follows:

Aggregate Acquisitions

Current assets	$16,643
Non-current assets	3,719
Current liabilities	(18,556)
Long-term liabilities	(4,207)
Non-controlling interests	(25)
$(2,427)

Cash consideration, net of cash acquired of $10,067	(82,073)
Acquisition date fair value of contingent consideration	(12,056)
Total purchase consideration	$(94,129)

Acquired intangible assets	$43,602
Goodwill	$52,954

2015 acquisitions:

The Company acquired controlling interests in nine businesses. Acquisitions included controlling interests in regional firms in the US, Belgium, and Morocco expanding Colliers’ geographic presence in these markets.

Details of these acquisitions are as follows:

Aggregate Acquisitions

Current assets	$10,649
Non-current assets	2,407
Current liabilities	(13,264)
Long-term liabilities	(1,605)
Redeemable non-controlling interest	(13,284)
$(15,097)

Cash consideration, net of cash acquired of $5,873	(44,108)
Acquisition date fair value of contingent consideration	(14,566)
Total purchase consideration	$(58,674)

Acquired intangible assets	$30,398
Goodwill	$43,373

2014 acquisitions:

The Company acquired controlling interests in nine businesses. Acquisitions included controlling interests in regional firms in the UK, Canada, New Zealand, and Australia expanding Colliers’ geographic presence in these markets. The Company also acquired a controlling interest in AOS Group, which was rebranded immediately as Colliers International, establishing a base of operations in France and Belgium.

Details of these acquisitions are as follows:

Aggregate Acquisitions

Current assets	$35,003
Non-current assets	6,705
Current liabilities	(44,880)
Long-term liabilities	(9,734)
Redeemable non-controlling interest	(17,700)
Non-controlling interests	(255)
$(30,861)

Note consideration	$(3,171)
Cash consideration, net of cash acquired of $11,427	(91,559)
Acquisition date fair value of contingent consideration	(13,339)
Total purchase consideration	$(108,069)

Acquired intangible assets	$39,369
Goodwill	$99,561

Acquisition-related transaction costs for the year ended December 31, 2016 totaled $2,794 (2015 - $5,301; 2014 - $9,103) and were recorded as expense under the caption “acquisition-related items”.

In all years presented, the fair values of non-controlling interests were determined using an income approach with reference to a discounted cash flow model using the same assumptions implied in determining the purchase consideration.

The purchase price allocations of acquisitions resulted in the recognition of goodwill. The primary factors contributing to goodwill are assembled workforces, synergies with existing operations and future growth prospects. For acquisitions completed during the year ended December 31, 2016, goodwill in the amount of $18,837 is deductible for income tax purposes (2015 - $25,745; 2014 - $712).

The Company typically structures its business acquisitions to include contingent consideration. Vendors, at the time of acquisition, are entitled to receive a contingent consideration payment if the acquired businesses achieve specified earnings levels during the one- to four-year periods following the dates of acquisition. The ultimate amount of payment is determined based on a formula, the key inputs to which are (i) a contractually agreed maximum payment; (ii) a contractually specified earnings level and (iii) the actual earnings for the contingency period. If the acquired business does not achieve the specified earnings level, the maximum payment is reduced for any shortfall, potentially to nil.

Unless it contains an element of compensation, under purchase accounting contingent consideration is recorded at fair value each reporting period. The fair value recorded on the consolidated balance sheet as at December 31, 2016 was $32,266 (see note 20). The liability recorded on the balance sheet for the compensatory element of contingent consideration arrangements as at December 31, 2016 was $5,335. The estimated range of outcomes (undiscounted) for these contingent consideration arrangements is determined based on the formula price and the likelihood of achieving specified earnings levels over the contingency period, and ranges from $65,519 to a maximum of $72,798. These contingencies will expire during the period extending to December 2020. During the year ended December 31, 2016, $2,018 was paid with reference to such contingent consideration (2015 - $6,083; 2014 - $25,535).

The consideration for the acquisitions during the year ended December 31, 2016 was financed from borrowings on the Company’s revolving credit facility and cash on hand.

The amounts of revenues and earnings contributed from the dates of acquisition and included in the Company’s consolidated results for the year ended December 31, 2016, and the supplemental pro forma revenues and earnings of the combined entity had the acquisition dates been January 1, 2015, are as follows:

	Revenues	Net earnings from continuing operations

Actual from acquired entities for 2016	$72,702	$1,939
Supplemental pro forma for 2016 (unaudited)	1,926,462	94,152
Supplemental pro forma for 2015 (unaudited)	1,902,724	52,762

Supplemental pro forma results were adjusted for non-recurring items.

4.	Discontinued operations

There were no discontinued operations during the year ended December 31, 2016. Discontinued operations of prior years include three businesses: (i) FirstService (which comprises Old FSV’s Residential Real Estate Services and Property Services segments); (ii) a residential real estate rental operation (previously reported in Old FSV’s Residential Real Estate Services segment); and (iii) a US-based commercial real estate consulting operation (previously reported in Old FSV’s Commercial Real Estate Services segment).

The Spin-off of FirstService was completed on June 1, 2015, resulting in the distribution of one FirstService share of the same class as each Old FSV share previously held to all shareholders. The Spin-off distribution was accounted for at the carrying amount, without gain or loss, and resulted in a reduction of shareholders’ equity of $138,396. Colliers and FirstService were separated into two independent public companies to enable each company to intensify its focus on its distinct brand, customers and industry dynamics and also have the flexibility to pursue independent value creation strategies while optimizing its capital structure and financial resources.

In April 2014, the Company completed the sale of its REO rental operation for cash consideration of $1,500. The pre-tax loss on disposal was $1,601, before income tax recovery of $773 resulting in a net loss of $828. In July 2014, the Company completed the sale of a US-based commercial real estate consulting operation for cash consideration of $12,100. The pre-tax gain on disposal was $6,607, before income tax expense of $3,023 resulting in a net gain of $3,584.

	2016	2015	2014

Revenues	$-	$479,636	$1,132,002

Cost of revenues	-	340,941	800,046
Selling, general and administrative expenses	-	106,894	249,481
Depreciation	-	7,566	17,634
Amortization of intangible assets	-	4,253	8,744
Acquisition-related items	-	214	723
Operating earnings	-	19,768	55,374

Interest expense, net	-	993	6,932
Other expense	-	147	255
Earnings before income tax	-	18,628	48,187

Income tax expense	-	9,216	13,593
Net operating earnings from discontinued operations	-	9,412	34,594

Net gain on disposal	-	-	2,756
Net earnings from discontinued operations	$-	$9,412	$37,350

Non-controlling interest share of earnings	-	4,566	3,426
Non-controlling interest redemption increment	-	3,742	10,117
Net earnings from discontinued operations attributable to Company	$-	$1,104	$23,807

Net earnings per share from discontinued operations
Basic	$-	$0.03	$0.66
Diluted	-	0.03	0.65

5.	Acquisition-related items

Acquisition-related expense (income) comprises the following:

	2016	2015	2014

Transaction costs	$2,794	$5,301	$9,103
Contingent consideration fair value adjustments	(4,591)	383	1,774
Contingent consideration compensation expense	5,356	915	226
	$3,559	$6,599	$11,103

Contingent consideration compensation expense and contingent consideration fair value adjustments relate to acquisitions made in the current year as well as the preceding four years.

6.	Other income

	2016	2015	2014

Disposal (gain) loss, net	$(1,084)	$(11)	$100
Unusual gain	(439)	(382)	(773)
Equity earnings	(894)	(729)	(589)
	$(2,417)	$(1,122)	$(1,262)

7.	Other assets

	December 31, 2016	December 31, 2015

Advisor loans receivable	$28,477	$10,115
Equity and cost method investments	7,028	5,897
Financing fees, net of accumulated amortization of $947 (December 31, 2015 - $353)	2,044	2,676
Other	1,108	599

	$38,657	$19,287

8.	Fixed assets

December 31, 2016	Cost	Accumulated depreciation	Net

Buildings	$1,483	$805	$678
Vehicles	1,500	886	614
Furniture and equipment	42,753	29,659	13,094
Computer equipment and software	86,333	62,878	23,455
Leasehold improvements	57,696	30,263	27,433
	$189,765	$124,491	$65,274

December 31, 2015	Cost	Accumulated depreciation	Net

Buildings	$1,365	$771	$594
Vehicles	1,556	884	672
Furniture and equipment	41,535	28,565	12,970
Computer equipment and software	82,576	59,215	23,361
Leasehold improvements	52,916	27,960	24,956
	$179,948	$117,395	$62,553

Included in fixed assets are vehicles, office and computer equipment under capital lease at a cost of $4,739 (2015 - $4,649) and net book value of $1,827 (2015 - $2,276).

9.	Intangible assets

December 31, 2016	Gross carrying amount	Accumulated amortization	Net

Customer lists and relationships	$168,998	$64,397	$104,601
Franchise rights	5,301	3,478	1,823
Trademarks and trade names:
Indefinite life	23,604	-	23,604
Finite life	2,993	1,484	1,509
Management contracts and other	13,586	5,566	8,020
	$214,482	$74,925	$139,557

December 31, 2015	Gross carrying amount	Accumulated amortization	Net

Customer lists and relationships	$134,112	$50,029	$84,083
Franchise rights	5,444	3,222	2,222
Trademarks and trade names:
Indefinite life	23,639	-	23,639
Finite life	2,312	1,220	1,092
Management contracts and other	13,690	4,213	9,477
Brokerage backlog	3,588	3,139	449
	$182,785	$61,823	$120,962

During the year ended December 31, 2016, the Company acquired the following intangible assets:

	Amount	Estimated weighted average amortization period (years)

Customer lists and relationships	$39,457	12.9
Trademarks and trade names - finite life	1,634	2.0
Brokerage backlog	2,299	0.3
Other	212	6.3

	$43,602	11.8

The following is the estimated annual amortization expense for recorded intangible assets for each of the next five years ending December 31:

2017	$18,169
2018	16,329
2019	14,802
2020	13,361
2021	12,049

10.	Goodwill

	Americas	EMEA	Asia Pacific	Consolidated

Balance, December 31, 2014	$69,820	167,304	48,997	286,121
Goodwill acquired during the year	39,627	3,322	424	43,373
Goodwill disposed during the year	-	(111)	-	(111)
Foreign exchange	(2,650)	(16,159)	(4,894)	(23,703)
Balance, December 31, 2015	106,797	154,356	44,527	305,680
Goodwill acquired during the year	19,665	33,289	-	52,954
Other items	(603)	(266)	-	(869)
Foreign exchange	558	(10,236)	(81)	(9,759)
Balance, December 31, 2016	126,417	177,143	44,446	348,006
Goodwill	152,688	180,455	44,446	377,589
Accumulated impairment loss	(26,271)	(3,312)	-	(29,583)
	$126,417	$177,143	$44,446	$348,006

A test for goodwill impairment is required to be completed annually, in the Company’s case as of August 1, or more frequently if events or changes in circumstances indicate the asset might be impaired. No goodwill impairments were identified in 2016, 2015 or 2014. The accumulated impairment loss reflects a goodwill impairment incurred in 2009.

11.	Accrued liabilities

	December 31, 2016	December 31, 2015

Accrued payroll, commission and benefits	$267,715	$247,476
Accrued project management costs	41,499	41,155
Value added tax payable	24,605	29,956
Customer advances	10,432	6,930
Accrued contract costs (overbillings)	16,713	8,875
Other	38,795	43,387

	$399,759	$377,779

12.	Long-term debt

	December 31, 2016	December 31, 2015

Revolving credit facility	$259,081	$255,165
Capital leases maturing at various dates through 2019	1,868	1,870
Other long-term debt maturing at various dates up to 2020	1,549	3,912
	262,498	260,947
Less: current portion	1,961	3,200
Long-term debt - non-current	$260,537	$257,747

On June 1, 2015, the Company entered into a credit agreement with a syndicate of banks to provide a $525,000 committed revolving credit facility (the “Facility”). The Facility has a five-year term ending June 1, 2020 and bears interest at 1.5% to 2.75% over floating reference rates, depending on certain leverage ratios. The weighted average interest rate for 2016 was 2.4% (2015 - 2.3%). The Facility had $253,696 of available un-drawn credit as at December 31, 2016. As of December 31, 2016, letters of credit in the amount of $12,073 were outstanding ($17,232 as at December 31, 2015). The Facility requires a commitment fee of 0.30% to 0.55% of the unused portion, depending on certain leverage ratios. At any time during the term, the Company has the right to increase the Facility by up to $150,000 on the same terms and conditions as the original Facility.

The Company granted the banks collateral including an interest in the Company’s shares of its subsidiaries, an assignment of material contracts, and an assignment of the Company’s “call” rights with respect to shares of the subsidiaries held by minority interests. The credit agreement covenants require the Company to maintain certain ratios including financial leverage, interest coverage and net worth. The Company is limited from undertaking certain mergers, acquisitions and dispositions without prior approval.

On January 18, 2017, the credit agreement for the Facility was amended and restated (see note 25).

The effective interest rate on the Company’s long-term debt for the year ended December 31, 2016 was 2.8% (2015 - 3.1%). The estimated aggregate amount of principal repayments on long-term debt required in each of the next five years ending December 31 and thereafter to meet the retirement provisions are as follows:

2017	$1,961
2018	1,102
2019	350
2020	4
2021 and thereafter	259,081

13.	Redeemable non-controlling interests

The minority equity positions in the Company’s subsidiaries are referred to as redeemable non-controlling interests (“RNCI”). The following table provides a reconciliation of the beginning and ending RNCI amounts:

	2016	2015

Balance, January 1	$139,592	$150,066
RNCI share of earnings	15,943	17,381
RNCI redemption increment	3,521	(3,837)
Distributions paid to RNCI	(14,428)	(15,774)
Purchases of interests from RNCI, net	(9,825)	(6,785)
RNCI exchanged for Subordinate Voting Shares	-	(14,670)
RNCI recognized on business acquisitions	-	13,284
Other	-	(73)
Balance, December 31	$134,803	$139,592

The Company has shareholders’ agreements in place at each of its non-wholly owned subsidiaries. These agreements allow the Company to “call” the RNCI at a price determined with the use of a formula price, which is usually equal to a fixed multiple of average annual net earnings before income taxes, interest, depreciation, and amortization. The agreements also have redemption features which allow the owners of the RNCI to “put” their equity to the Company at the same price subject to certain limitations. The formula price is referred to as the redemption amount and may be paid in cash or in Subordinate Voting Shares. The redemption amount as of December 31, 2016 was $126,007 (2015 - $137,357). The redemption amount is lower than that recorded on the balance sheet as the formula price of certain RNCI are lower than the amount initially recorded at the inception of the minority equity position. If all put or call options were settled with Subordinate Voting Shares as at December 31, 2016, approximately 3,400,000 such shares would be issued. The pro forma annual impact of such a settlement would be an increase of approximately $0.32 to diluted earnings per share from continuing operations.

14.	Capital stock

The authorized capital stock of the Company is as follows:

An unlimited number of Preferred Shares, issuable in series;

An unlimited number of Subordinate Voting Shares having one vote per share; and

An unlimited number of Multiple Voting Shares having 20 votes per share, convertible at any time into Subordinate Voting Shares at a rate of one Subordinate Voting Share for each Multiple Voting Share outstanding.

The following table provides a summary of total capital stock issued and outstanding:

	Subordinate Voting Shares		Multiple Voting Shares		Total Common Shares
	Number	Amount	Number	Amount	Number	Amount

Balance, December 31, 2015	37,178,617	$395,693	1,325,694	$373	38,504,311	$396,066
Balance, December 31, 2016	37,322,767	399,401	1,325,694	373	38,648,461	399,774

On June 1, 2015, the Company completed the Spin-off. Under the Spin-off, shareholders received one Company share and one FirstService share of the same class as each Old FSV share previously held. The Spin-off distribution was accounted for at the carrying amount, without gain or loss, and resulted in a reduction of shareholders’ equity of $138,396.

During the year ended December 31, 2016, the Company declared dividends on its Common Shares of $0.10 per share (2015 - $0.14; 2014 - $0.40).

Pursuant to an agreement approved in February 2004 and restated on June 1, 2015 to reflect the impact of the Spin-off, the Company agreed that it will make payments to Jay S. Hennick, its Chief Executive Officer (“CEO”), that are contingent upon the arm’s length sale of control of the Company or upon a distribution of the Company’s assets to shareholders. The payment amounts will be determined with reference to the price per Subordinate Voting Share received by shareholders upon an arm’s length sale or upon a distribution of assets. The right to receive the payments may be transferred among members of the CEO’s family, their holding companies and trusts. The agreement provides for the CEO to receive each of the following two payments. The first payment is an amount equal to 5% of the product of: (i) the total number of Subordinate and Multiple Voting Shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate and Multiple Voting Shares minus a base price of C$3.324. The second payment is an amount equal to 5% of the product of (i) the total number of shares outstanding on a fully diluted basis at the time of the sale and (ii) the per share consideration received by holders of Subordinate Voting Shares minus a base price of C$6.472. The two base prices shown above have been restated to 58.57% of their original values to reflect the Spin-off on June 1, 2015. Assuming an arm’s length sale of control of the Company took place on December 31, 2016, the amount required to be paid to the CEO, based on a market price of C$49.49 per Subordinate Voting Share, would be US$132,562.

15.	Stock-based compensation

Company stock option plan

The Company has a stock option plan for certain officers and key full-time employees of the Company and its subsidiaries, other than its CEO. Options are granted at the market price for the underlying shares on the date of grant. Each option vests over a four-year term, expires five years from the date granted and allows for the purchase of one Subordinate Voting Share. All Subordinate Voting Shares issued are new shares. As at December 31, 2016, there were 980,750 options available for future grants.

Grants under the Company’s stock option plan are equity-classified awards. Stock option activity for the years ended December 31, 2016, 2015 and 2014 was as follows:

	Number of options	Weighted average exercise price	Weighted average remaining contractual life (years)	Aggregate intrinsic value

Shares issuable under options - December 31, 2013	1,687,050	$26.25
Granted	343,000	49.57
Exercised	(558,150)	19.26
Forfeited	(8,000)	31.28
Shares issuable under options - December 31, 2014	1,463,900	$34.35
Granted	698,500	36.61
Exercised	(699,400)	20.09
Forfeited	(22,500)	38.71
Shares issuable under options - December 31, 2015	1,440,500	$28.65
Granted	395,000	32.94
Exercised	(144,150)	19.83
Forfeited	(88,500)	32.14
Shares issuable under options - December 31, 2016	1,602,850	$30.31	2.8	$11,305
Options exercisable - End of year	510,975	$25.88	1.9	$5,777

The Company incurred stock-based compensation expense related to these awards of $3,279 during the year ended December 31, 2016 (2015 - $4,253; 2014 - $4,077).

As at December 31, 2016, the range of option exercise prices was $15.57 to $43.57 per share. Also as at December 31, 2016, the aggregate intrinsic value and weighted average remaining contractual life for in-the-money options vested and expected to vest were $11,305 and 2.6 years, respectively.

The following table summarizes information about option exercises during the years ended December 31, 2016, 2015 and 2014:

	2016	2015	2014

Number of options exercised	144,150	699,400	558,150

Aggregate fair value	$5,222	$35,516	$27,973
Intrinsic value	2,364	21,463	17,223
Amount of cash received	2,858	14,053	10,750

Tax benefit recognized	$-	$91	$5,856

As at December 31, 2016, there was $3,845 of unrecognized compensation cost related to non-vested awards which is expected to be recognized over the next four years. During the year ended December 31, 2016, the fair value of options vested was $2,998 (2015 - $2,589; 2014 - $3,750).

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, utilizing the following weighted average assumptions:

	2016	2015	2014

Risk-free rate	1.1%	1.0%	0.9%
Expected life in years	4.75	4.75	4.75
Expected volatility	33.0%	28.6%	25.5%
Dividend yield	0.3%	0.2%	0.8%

Weighted average fair value per option granted	$9.64	$11.91	$10.52

The risk-free interest rate is based on the implied yield of a zero-coupon US Treasury bond with a term equal to the option’s expected term. The expected life in years represents the estimated period of time until exercise and is based on historical experience. The expected volatility is based on the historical prices of the Company’s shares over the previous four years.

Subsidiary stock option plan

Prior to June 1, 2015, Old FSV had a stock option plan at its Commercial Real Estate Services subsidiary. In conjunction with the Spin-off, the Company exchanged the redeemable non-controlling interests and stock options at this subsidiary for 1,997,956 Subordinate Voting Shares of the Company. Upon the exchange, the Company reclassified $16,622 of stock-based compensation liability and $14,670 of redeemable non-controlling interests to shareholders’ equity and also recognized $35,400 of stock-based compensation expense. Of the 1,997,956 Subordinate Voting Shares issued, 1,187,697 remain subject to contractual retention and escrow periods extending to June 1, 2018.

16.	Income tax

The following is a reconciliation stated as a percentage of pre-tax earnings of the Ontario, Canada combined statutory corporate income tax rate to the Company’s effective tax rate:

	2016	2015	2014

Combined statutory rate	26.5%	26.5%	26.5%
Nondeductible expenses	2.4	5.8	6.4
Tax effect of flow-through entities	(1.1)	(2.5)	(2.9)
Impact of changes in foreign exchange rates	-	(2.1)	(0.8)
Adjustments to tax liabilities for prior periods	(0.4)	(1.4)	(2.5)
Effects of changes in enacted tax rates	-	(0.5)	0.1
Changes in liability for unrecognized tax benefits	(0.6)	(0.6)	(1.9)
Stock-based compensation	0.5	13.9	4.1
Foreign, state, and provincial tax rate differential	4.4	1.1	(6.2)
Other taxes	1.4	2.4	2.4
Change in valuation allowance	0.3	0.6	(1.7)
Outside basis difference in investments	0.5	1.4	1.4
Other	0.4	0.3	0.3
Effective income tax rate	34.3%	44.9%	25.2%

Earnings before income tax by jurisdiction comprise the following:

	2016	2015	2014

Canada	$23,309	$(31,818)	$(11,751)
United States	40,435	27,301	14,242
Foreign	75,656	76,984	69,623
Total	$139,400	$72,467	$72,114

The Canadian earnings before income tax for the year ended December 31, 2015 includes stock-based compensation and transaction costs of $49,465 related to the Spin-off.

Income tax expense (recovery) comprises the following:

	2016	2015	2014

Current
Canada	$5,091	$(770)	$(6,343)
United States	2,090	1,555	(3,474)
Foreign	30,650	29,014	28,901
	37,831	29,799	19,084

Deferred
Canada	2,278	(875)	(336)
United States	12,753	5,980	2,728
Foreign	(5,033)	(2,352)	(3,271)
	9,998	2,753	(879)

Total	$47,829	$32,552	$18,205

The significant components of deferred income tax are as follows:

	2016	2015

Loss carry-forwards and other credits	$56,822	$70,952
Expenses not currently deductible	22,525	22,018
Stock-based compensation	474	210
Investments	17,303	15,470
Provision for doubtful accounts	4,990	3,601
Financing fees	376	267
Net unrealized foreign exchange	(399)	3,097
Depreciation and amortization	(21,713)	(18,932)
Less: valuation allowance	(12,707)	(15,603)
Net deferred income tax asset	$67,671	$81,080

As at December 31, 2016, the Company believes that it is more likely than not that the net deferred tax assets of $67,671 will be realized based upon future earnings, consideration of net operating loss (“NOL”) limitations, earnings trends and tax planning strategies. The amount of deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future earnings are reduced.

The Company has gross NOL carry-forward balances as follows:

	Gross loss carry forward		Gross losses not recognized		Net
	2016	2015	2016	2015	2016	2015

Canada	$37,428	$49,924	$153	$141	$37,275	$49,783
United States	85,550	118,224	4,100	4,100	81,450	114,124
Foreign	45,988	41,333	31,543	31,902	14,445	9,431

The Company has gross capital loss carry-forwards as follows:

	Gross loss carry forward		Gross losses not recognized		Net
	2016	2015	2016	2015	2016	2015

Canada	$183	$369	$108	$369	$75	$-
United States	54	-	-	-	54	-
Foreign	6,521	6,489	6,521	6,489	-	-

These amounts above are available to reduce future federal, state, and provincial income taxes in their respective jurisdictions. NOL carry-forward balances attributable to Canada begin to expire in 2030. NOL carry-forward balances attributable to the United States begin to expire in 2030. Foreign NOL carry-forward balances begin to expire in 2018. The utilization of NOLs may be subject to certain limitations under federal, provincial, state or foreign tax laws.

Cumulative unremitted foreign earnings of the US subsidiaries is nil (2015 - nil). Cumulative unremitted foreign earnings of international subsidiaries of the Company approximated $21,886 as at December 31, 2016 (2015 - $21,642). The Company has not provided a deferred tax liability on the unremitted foreign earnings as it is management’s intent to permanently reinvest such earnings outside of Canada. In addition, any repatriation of such earnings would not be subject to significant Canadian or foreign taxes.

A reconciliation of the beginning and ending amounts of the liability for unrecognized tax benefits is as follows:

	2016	2015

Balance, January 1	$2,519	$3,624
Gross increases for tax positions of current period	111	174
Gross increases for tax positions of prior periods	41	365
Amount recognized on acquisitions	613	-
Reduction for settlements with taxing authorities	-	(335)
Reduction for lapses in applicable statutes of limitations	(1,031)	(967)
Foreign currency translation	39	(342)

Balance, December 31	$2,292	$2,519

Of the $2,292 (2015 - $2,519) in gross unrecognized tax benefits, $2,292 (2015 - $2,519) would affect the Company’s effective tax rate if recognized. For the year ended December 31, 2016, additional interest and penalties of $234 related to uncertain tax positions were accrued (2015 - $174; 2014 - 106). The Company reversed $58 of accrued interest and penalties related to settled positions in 2016 (2015 - $106; 2014 - nil). As at December 31, 2016, the Company had accrued $350 (2015 - $174) for potential income tax related interest and penalties.

Within the next twelve months, the Company believes it is reasonably possible that $581 of unrecognized tax benefits associated with uncertain tax positions may be reduced due to lapses in statutes of limitations.

The Company files tax returns in Canada, the United States and multiple foreign jurisdictions. The number of years with open tax audits varies depending on the tax jurisdiction. Generally, income tax returns filed with the Canada Revenue Agency and related provinces are open for four to seven years and income tax returns filed with the United States Internal Revenue Service and related states are open for three to five years. Tax returns in the significant foreign jurisdictions that the Company conducts business in are generally open for four years.

The Company does not currently expect any other material impact on earnings to result from the resolution of matters related to open taxation years, other than noted above. Actual settlements may differ from the amounts accrued. The Company has, as part of its analysis, made its current estimates based on facts and circumstances known to date and cannot predict changes in facts and circumstances that may affect its current estimates.

17.	Pension plan

The Company has one defined benefit pension plan (the “Plan”), which was assumed in connection with a business acquired during 2016. The Plan covers eligible employees in the Netherlands and provides old age, survivor, orphan and disability benefits. Effective December 31, 2016, enrollment in the Plan was frozen and no additional employees are entitled to join the Plan. The Plan is covered by an insurance contract which limits the Company’s exposure to returns below a fixed discount rate.

The following table details the net periodic pension cost of the Plan:

2016

Gross employer service cost	$1,378
Plan participant contributions	(336)
Interest cost on service cost	34
Employer's service cost	1,076
Interest cost	794
Expected net return on plan assets	(787)
Other costs	168
Total employer's pension expense	$1,251

The following tables provide reconciliations of projected benefit obligations and plan assets (the net of which represents the Company’s funded status), as well as the funded status, of the Plan.

Change in benefit obligation:	2016

Projected benefit obligation - January 1, 2016	$31,421
Current service cost	1,076
Plan participant / third party contributions	336
Interest cost	794
Benefits paid	(438)
Foreign exchange	(969)
Expected projected benefit obligation, December 31, 2016	32,220
Actuarial loss, net of foreign exchange	4,438
Projected benefit obligation - December 31, 2016	$36,659

Change in plan assets:	2016

Fair value of plan assets - January 1, 2016	$30,627
Expected net return on plan assets	787
Contributions
Employer	603
Plan participants	336
Benefits paid	(438)
Other costs	(168)
Foreign exchange	(916)
Expected fair value of plan assets - December 31, 2016	30,830
Actuarial gain, net of foreign exchange	2,185
Fair value of plan assets - December 31, 2016	$33,016

Defined benefit pension plan amounts recorded in the consolidated balance sheet are shown in the table below:

December 31, 2016

Present value of accumulated benefit obligation	$(34,934)
Effect of future compensation increases	(1,724)
Present value of projected benefit obligation	(36,659)
Fair value of plan assets	33,016
Net liability for pension benefits	$(3,643)

The following table details the amount recognized in other comprehensive income:

2016

Actuarial loss on remeasurement of projected benefit obligation	$4,654
Actuarial gain on remeasurement of fair value of assets	(2,292)
Total loss recognized in other comprehensive income	$2,362

The assumptions used in developing the projected benefit obligation as of December 31, 2016 are as follows:

Discount rate used in determining present values	1.8%
Annual increase in future compensation levels	2.0%

The assumptions used in determining net periodic cost for the period ended December 31, 2016 are as follows:

Discount rate used in determining present values	1.8%
Annual increase in future compensation levels	2.0%
Expected long-term rate of return on assets	1.8%

The discount rate assumption used for the Plan was derived from the expected yield of Euro-denominated “AA”-rated corporate bonds with durations consistent with the liabilities of the Plan.

The expected long-term rate of return on assets is based on the current level of return expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. The expected return for each asset class is weighted based on the target asset allocation to develop the expected long-term rate of return on assets assumption for the portfolio.

For the period ended December 31, 2016 the actual return on assets was $3,079 composed of an expected return on assets of $787 and an actuarial gain of $2,292.

Plan assets measured at fair value and cash are presented in the following table with the overall allocation of assets.

	December 31,	Fair value measurements
	2016	Level 1	Level 2	Level 3

Equity type investments	$2,693	$2,693	$-	$-
Fixed interest type investments Government bonds	30,117	30,117	-
Cash	83	83	-	-
Other	122	-	-	122
Total	$33,016	$32,894	$-	$122

The Plan’s assets are invested with a third party insurance company in the Netherlands that insures the performance of Plan assets. The valuation of the insurance assets is included in the “Other” category in the tables above.

The Company expects the following pension benefit payments over the next 10 years:

Year ending December 31
2017	$464
2018	546
2019	617
2020	644
2021	687
2022 - 2026	4,375

18.	Net earnings (loss) per common share

Earnings per share calculations cannot be anti-dilutive; therefore diluted shares are not used in the denominator when the numerator is in a loss position. The following table reconciles the denominator used to calculate earnings per common share:

	2016	2015	2014

Shares issued and outstanding at beginning of year	38,504,311	35,806,955	35,801,732
Weighted average number of shares:
Issued during the year	91,754	1,389,361	335,253
Repurchased during the year	-	-	(220,333)
Weighted average number of shares used in computing basic earnings per share	38,596,065	37,196,316	35,916,652
Assumed exercise of stock options acquired under the treasury stock method	271,771	389,937	392,326
Number of shares used in computing diluted earnings per share	38,867,836	37,586,253	36,308,978

19.	Other supplemental information

	2016	2015	2014

Cash payments made during the year
Income taxes, net of refunds	$36,349	$35,679	$34,904
Interest	7,980	8,057	9,002

Non-cash financing activities
Increases in capital lease obligations	$988	$1,021	$2,581
Dividends declared but not paid	1,932	1,540	3,581

Other expenses
Rent expense	$57,850	$52,561	$53,873

20.	Financial instruments

Concentration of credit risk

The Company is subject to credit risk with respect to its cash and cash equivalents, accounts receivable, unbilled revenues and other receivables. Concentrations of credit risk with respect to cash and cash equivalents are limited by the use of multiple large and reputable banks. Concentrations of credit risk with respect to the receivables are limited due to the large number of entities comprising the Company’s customer base and their dispersion across different service lines in various countries.

Foreign currency risk

Foreign currency risk is related to the portion of the Company’s business transactions denominated in currencies other than US dollars. A significant portion of revenue is generated by the Company’s Canadian, Australian, UK and European operations. The Company’s head office expenses are incurred primarily in Canadian dollars which are hedged by Canadian dollar denominated revenue.

Fluctuations in foreign currencies impact the amount of total assets and liabilities that are reported for foreign subsidiaries upon the translation of these amounts into US dollars. In particular, the amount of cash, working capital, goodwill and intangibles held by these subsidiaries is subject to translation variance caused by changes in foreign currency exchange rates as of the end of each respective reporting period (the offset to which is recorded to accumulated other comprehensive income on the consolidated balance sheets).

Interest rate risk

The Company utilizes an interest rate risk management strategy that may use interest rate hedging contracts from time to time. The Company’s specific goals are to: (i) manage interest rate sensitivity by modifying the characteristics of its debt and (ii) lower the long-term cost of its borrowed funds. As of December 31, 2016, the Company did not have any hedging contracts.

Fair values of financial instruments

The following table provides the financial assets and liabilities carried at fair value measured on a recurring basis as of December 31, 2016:

	Carrying value at	Fair value measurements
	December 31, 2016	Level 1	Level 2	Level 3

Contingent consideration liability	$32,266	$-	$-	$32,266

The inputs to the measurement of the fair value of contingent consideration related to acquisitions are Level 3 inputs. The fair value measurements were made using a discounted cash flow model; significant model inputs were expected future operating cash flows (determined with reference to each specific acquired business) and discount rates (which range from 4% to 10.1%, with a weighted average of 9.3%). The wide range of discount rates is attributable to level of risk related to economic growth factors combined with the length of the contingent payment periods; and the dispersion was driven by unique characteristics of the businesses acquired and the respective terms for these contingent payments. Within the range of discount rates, there is data point concentration at the 9.4% and 10.1% levels. A 2% increase in the weighted average discount rate would reduce the fair value of contingent consideration by $1,000. Changes in the fair value of the contingent consideration liability comprise the following:

Balance, December 31, 2015	$29,119
Amounts recognized on acquisitions	12,056
Fair value adjustments (note 5)	(4,591)
Resolved and settled in cash	(1,434)
Other	(2,884)
Balance, December 31, 2016	32,266

Less: current portion	4,884
Non-current portion	$27,382

The carrying amounts for cash and cash equivalents, accounts receivable, marketable securities, accounts payable and accrued liabilities approximate fair values due to the short maturity of these instruments, unless otherwise indicated. The inputs to the measurement of the fair value of other receivables and long-term debt are Level 3 inputs.

The following are estimates of the fair values for other financial instruments:

	2016		2015
	Carrying amount	Fair value	Carrying amount	Fair value

Other receivables	$10,203	$10,203	$3,922	$3,922
Long-term debt	262,498	262,498	260,947	260,947

Other receivables include notes receivable from non-controlling shareholders, accounts receivable from customers with terms of greater than one year and non-current income tax recoverable.

21.	Commitments and contingencies

(a) Lease commitments

Minimum operating lease payments are as follows:

Year ending December 31
2017	$63,378
2018	53,367
2019	43,620
2020	38,600
2021	33,068
Thereafter	61,959
$293,992

(b) Purchase commitments

Minimum contractual purchase commitments are as follows:

Year ending December 31
2017	$5,016
2018	3,412
$8,428

(c) Contingencies

In the normal course of operations, the Company is subject to routine claims and litigation incidental to its business. Litigation currently pending or threatened against the Company includes disputes with former employees and commercial liability claims related to services provided by the Company. The Company believes resolution of such proceedings, combined with amounts set aside, will not have a material impact on the Company’s financial condition or the results of operations.

22.	Related party transactions

The Company has entered into office space rental arrangements and property management contracts with minority shareholders of certain subsidiaries. The business purpose of the transactions is to rent office space for the Company and to generate property management revenues for the Company. The recorded amount of the rent expense for the year ended December 31, 2016 was $643 (2015 - $478; 2014 - $1,080). The recorded amount of the property management revenues for year ended December 31, 2016 was $715 (2015 - $372; 2014 - $154). These amounts are settled monthly in cash, and are priced at market rates. The rental arrangements have fixed terms of up to 10 years. The property management contracts have terms of one to three years.

As at December 31, 2016, the Company had $4,897 of loans receivable from non-controlling shareholders (2015 - $728) and no loans payable to minority shareholders (2015 - $43). The business purpose of the loans receivable is to finance the sale of non-controlling interests in subsidiaries to senior managers. The business purpose of the loans payable is to finance purchases of non-controlling interests. The loan amounts are measured based on the formula price of the underlying non-controlling interests, and interest rates are determined based on the Company’s cost of borrowing plus a spread. The loans have terms of one to ten years, but are open for repayment without penalty at any time.

After the completion of the June 1, 2015 Spin-off, FirstService entered into a lease agreement with the Company for head office space. The amount of rent income earned from FirstService during the year ended December 31, 2016 was $344 (2015 - $265). Loans receivable from FirstService as of December 31, 2016 are nil (2015 - $307).

23.	Segmented information

Operating segments

Upon completion of the Spin-off of FirstService on June 1, 2015, the Residential Real Estate Services and Property Services operating segments of Old FSV were distributed to shareholders. The Commercial Real Estate Services segment was retained and comprises the business of Colliers.

Colliers has identified three reportable operating segments, which are grouped geographically and based on the manner in which the segments are managed by the chief operating decision maker, which is identified as both the CEO and Chief Operating Officer of the Company. Management assesses each segment’s performance based on operating earnings or operating earnings before depreciation and amortization. Corporate includes the costs of global administrative functions and corporate head office.

Included in segment total assets at December 31, 2016 are investments in subsidiaries accounted for under the equity method or cost method: Americas $4,753 (2015 - 4,215); EMEA $2,610 (2015 - $2,023) and Asia Pacific $7 (2015 - nil). The reportable segment information excludes intersegment transactions.

2016	Americas	EMEA	Asia Pacific	Corporate	Consolidated

Revenues	$1,021,317	$474,868	$399,368	$1,171	$1,896,724
Depreciation and amortization	21,612	15,121	5,479	2,712	44,924
Operating earnings (loss)	85,255	34,275	45,614	(18,971)	146,173
Other income, net					2,417
Interest expense, net					(9,190)
Income tax expense					(47,829)

Net earnings from continuing operations					$91,571

Net earnings from discontinued operations					$-

Net earnings					$91,571

Total assets	$559,295	$443,945	$181,425	$10,114	$1,194,779
Total additions to long-lived assets	50,948	67,325	4,654	1,141	124,068

2015	Americas	EMEA	Asia Pacific	Corporate	Consolidated

Revenues	$889,738	$446,146	$385,123	$979	$1,721,986
Depreciation and amortization	18,100	12,429	5,263	2,832	38,624
Operating earnings (loss)	69,247	38,777	41,092	(68,732)	80,384
Other income, net					1,122
Interest expense, net					(9,039)
Income tax expense					(32,552)

Net earnings from continuing operations					$39,915

Net earnings from discontinued operations					$1,104

Net earnings					$41,019

Total assets	$488,228	$396,789	$176,521	$30,883	$1,092,421
Total additions to long-lived assets	78,124	12,997	4,402	1,677	97,200

2014	Americas	EMEA	Asia Pacific	Corporate	Consolidated

Revenues	$823,146	$352,363	$405,957	$805	$1,582,271
Depreciation and amortization	14,959	12,371	5,651	3,052	36,033
Operating earnings (loss)	60,473	22,009	47,392	(51,718)	78,156
Other income, net					1,262
Interest expense, net					(7,304)
Income tax expense					(18,205)

Net earnings from continuing operations					$53,909

Net earnings from discontinued operations					$23,807

Net earnings					$77,716

Total assets	$421,423	$425,461	$183,436	$(6,437)	$1,023,883
Total additions to long-lived assets	23,988	134,587	15,763	1,980	176,318

Geographic information

Revenues in each geographic region are reported by customer locations.

	2016	2015	2014

United States
Revenues	$734,488	$628,954	$522,641
Total long-lived assets	178,908	152,326	90,276

Canada
Revenues	$253,529	$229,551	$263,215
Total long-lived assets	52,547	51,473	53,241

Euro currency countries
Revenues	$261,626	$207,495	$135,482
Total long-lived assets	174,932	152,833	169,963

Australia
Revenues	$219,406	$206,254	$231,029
Total long-lived assets	43,808	44,936	51,083

United Kingdom
Revenues	$137,216	$164,204	$150,933
Total long-lived assets	69,565	56,076	60,046

Other
Revenues	$290,459	$285,528	$278,971
Total long-lived assets	33,077	31,551	41,514

Consolidated
Revenues	$1,896,724	$1,721,986	$1,582,271
Total long-lived assets	552,837	489,195	466,124

24.	Impact of recently issued accounting standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-09, Revenue from Contracts with Customers. This ASU clarifies the principles for recognizing revenue and develops a common revenue standard for US GAAP and International Financial Reporting Standards (“IFRS”). This ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2017, with early adoption permitted. The Company has assessed each of its revenue streams for the possible impact of this standard and does not anticipate any material impacts on its financial statements. However, the assessment is not yet finalized. The Company will adopt this ASU effective January 1, 2018 using the retrospective transition method.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. This ASU simplifies the presentation of all tax assets and liabilities by no longer requiring an allocation between current and non-current. All deferred tax assets and liabilities, along with any related valuation allowance are to be classified as non-current on the balance sheet. This ASU is effective for annual and interim periods in fiscal years beginning after December 15, 2016, with early adoption permitted. This change will reduce the Company’s net current assets (expressed as current assets minus current liabilities). The Company will adopt this ASU effective January 1, 2017.

In February 2016, the FASB issued ASU No. 2016-02, Leases. This ASU affects all aspects of lease accounting and has a significant impact to lessees as it requires the recognition of a right-of use asset and a lease liability for virtually all leases including operating leases. In addition to balance sheet recognition, additional quantitative and qualitative disclosures will be required. The ASU will be effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. The Company has catalogued and abstracted key terms of its leases and is in the final stages of selecting a software solution to assist with the additional disclosures required. The Company’s assets and liabilities will be impacted by the recognition of a right-of-use asset and lease liability. Related balance sheet ratios will also be impacted. Covenant ratio calculations under the Company’s revolving credit facility will however not be impacted, as they will continue to be based on the accounting standards in place as of September 30, 2016. The Company will adopt this ASU with an effective date of January 1, 2019, using the modified retrospective transition method.

In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation: Improvements to Employee Share-Based Payment Accounting. This ASU simplifies how share-based payments are accounted for and presented. Income tax expense is expected to be impacted as entities are required to record all of the tax effects related to share-based payments at settlement through the income statement. This standard removes the requirement to delay recognition of a windfall tax benefit until it reduces taxes payable and instead records the benefit when it arises. The standard also permits entities to make an accounting policy election for the impact of forfeitures by allowing them to be estimated, as required today, or recognized when they occur. This ASU is effective for annual and interim periods beginning after December 31, 2016, with early adoption permitted. The Company will adopt this ASU effective January 1, 2017, using the prospective transition method, with the forfeiture rate continuing to be estimated, and does not expect the changes to have a material impact on its financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows – Classification of Certain Cash Receipts and Cash Payments. This ASU reduces diversity in how certain transactions are classified in the statement of cash flows. Under this guidance contingent consideration payments made soon after an acquisition’s close date should be classified as cash outflows for investing activities. Payments made thereafter should be classified as cash outflows for financing activities up to the amount of the original contingent consideration liability. Payments in excess of the amount of the original contingent consideration liability should be classified as outflows for operating activities. This standard is effective for annual and interim periods beginning after December 15, 2017, with early adoption permitted. The Company is currently assessing the impact of this standard on its financial statements. The Company will adopt this ASU effective January 1, 2018, using the retrospective transition method.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations – Clarifying the Definition of a Business which clarifies and simplifies the definition of a business. Under this guidance, when substantially all of the fair value of gross assets acquired is concentrated in a single asset (or group of similar assets), the assets acquired would not represent a business. This will likely result in more acquisitions being accounted for as asset purchases which impacts many areas of accounting such as acquisitions, disposals, goodwill impairment and consolidation. This standard is effective for annual and interim periods beginning after December 15, 2017, with early adoption permitted. The Company is currently assessing the impact of this ASU on its financial statements.

In January 2017, the FASB issued ASU No. 2017-04, Intangibles – Goodwill and Other: Simplifying the Accounting for Goodwill Impairment to remove Step 2 of the goodwill impairment test, which requires a hypothetical purchase price allocation. Under this guidance, a goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The standard is effective for annual and interim periods beginning after December 15, 2019, with early adoption permitted. The Company is currently assessing the impact of this ASU on its financial statements.

25.	Subsequent events

In January 2017, the Company acquired controlling interests in three commercial real estate services businesses, one operating in Northern California and Nevada in the Americas region and two operating in Denmark and the United Kingdom in the EMEA region. The total initial cash consideration for these acquisitions was $66,400. These acquisitions will be accounted for by the purchase method of accounting for business combinations and accordingly, the results from these operations will be included in the Company’s consolidated financial statements from their respective dates of acquisition.

On January 18, 2017, the Company amended and restated the credit agreement for its multi-currency revolving credit facility (the “Facility”). The Facility’s maturity date was extended to January 18, 2022 (from June 1, 2020) and total borrowing capacity was increased to $700,000 (from $525,000). In addition, certain collateral requirements and financial covenants were removed. Other material terms and conditions were unchanged.